O00

Pentegra Defined Contribution Plan
for Financial Institutions

as adopted by:
Federal Home Loan Bank of Pittsburgh

May 1, 2012

Summary Plan Description

Important Notice

This Booklet contains a summary of your plan rights and benefits under the Federal Home Loan Bank of Pittsburgh Plan. If you have difficulty understanding any part of this booklet, contact your Human Resources Officer at his/her office: 412-288-3498.

Aviso Importante

Este folleto contiene un resumen de los derechos y beneficios bajo el Plan de Federal Home Loan Bank of Pittsburgh. Si tiene dificultad para entender cualquier parte de este folleto, comuniquese con el Oficial De Recursos Humanos en su oficina: 412-288-3498.

Dear Member:
We are pleased to present your Summary Plan Description. This Summary is designed to help you understand and appreciate the savings plan provided by the Federal Home Loan Bank of Pittsburgh through the Pentegra Defined Contribution Plan for Financial Institutions (formerly known as the Financial Institutions Thrift Plan) (the "Plan").
The Plan is a tax-exempt, trusteed savings plan which was created in 1970. It is administered by a professional staff under the direction of a Board of Directors (the "Board") comprised of officers of the Federal Home Loan Banks and participating financial institutions as well as the Plan’s President.
The Plan provides an opportunity for you to save and invest on a regular, long-term basis. All contributions to the Plan (a defined contribution type plan) are paid to the Trustee to be invested for the benefit of all members. An individual account is maintained for each Member. Under certain conditions, a Member may make withdrawals or take loans from their account based on its market value.
The Plan offers federal income tax advantages. You do not pay taxes on employer contributions, pre-tax contributions or investment income until they are withdrawn. An employer subject to income tax may deduct its contributions.
This Summary highlights the main features of the Plan. The Plan and Declaration of Trust contain the governing provisions and should be consulted as official text in all cases. If there is any conflict between this Summary and the Plan Document, the Plan Document will control.
Finally, please note that wherever the masculine pronoun is used in this Summary, it is intended to include the feminine pronoun.

Board of Directors,
Pentegra Defined Contribution Plan for
Financial Institutions

SUMMARY OF YOUR BENEFITS

ELIGIBILITY

You will be eligible for membership in the Plan on the first day of the month coinciding with or next following your date of employment. Your employer will notify you of your right to become a Member when you first become eligible and will furnish you with an enrollment application.

You will be eligible to receive employer contributions on the first day of the month coinciding with or next following the date you complete one year of service.
However, certain groups of employees are not eligible for membership in the Plan. Please refer to the "Determining Your Eligibility" section of this Summary.

PLAN SALARY
Plan Salary is defined as your basic salary rate reflecting changes occurring during the year.
In addition, any pre-tax contributions that you make are included in Plan Salary. Please refer to the “Plan Salary” section of this Summary.

PLAN CONTRIBUTIONS
Employee – You may elect to make a pre-tax and/or after-tax contribution of 1% to 50% (in 1% increments) of Plan Salary. You may also elect all or a portion of your employee contributions to be designated as Roth elective deferrals. Unless stated otherwise, Roth elective deferrals will be treated as elective deferrals for all purposes under the Plan. If you are at least age 50, you may elect to make catch-up contributions ($5,500 for 2012, indexed).
Employer – Your employer will make a contribution based on the amount you contribute in accordance with the following schedule:

   (i) 100% during the 2nd and 3rd years of employment
   (ii) 150% during the 4th and 5th years of employment
   (iii) 200% upon completion of five or more years of
      employment.
This percentage rate applies to the first 3% of your Plan Salary (see the "Plan Salary" section of this Summary).
In addition, your employer may, in its sole discretion, make a profit sharing contribution to the Plan. You will be eligible to receive a profit sharing contribution if you are employed on the last day of the plan year for which the profit sharing contributions are being made to the Plan by your employer.

VESTING
You will be 100% vested in any matching contributions immediately upon enrollment in the Plan. You will be 100% vested in any profit sharing contributions after you complete three years of employment in accordance with the vesting schedule set forth in the "Vesting" section of this Summary. You are always 100% vested in any contributions you make to the Plan, including Roth elective deferrals. In other words, you will not give up any units based on your own contributions when you terminate employment.

LOANS
You may take a loan from your account and pay your account back with interest. Please refer to the “Borrowing From Your Account” section of this Summary to determine how you may take a loan from your account.

NORMAL RETIREMENT AGE	Your 65th birthday.
WITHDRAWALS
While you are working, you may withdraw all or part of your vested account balance subject to certain limitations. You may also make withdrawals from your account after termination of employment.
Please refer to the "Making Withdrawals From Your Account" section of this Summary to determine if there are any restrictions on employer contributions on account of a withdrawal.

DISABILITY	If you are disabled, you will be entitled to the same withdrawal rights as if you had terminated employment.
DEATH
If you die before the value of your account is paid to you, your beneficiary may receive the full value of your account or may defer payment within certain limits. If you are married, your spouse will be your beneficiary unless your spouse consents in writing to the designation of a different beneficiary.

TABLE OF CONTENTS

Determining Your Eligibility    1

•	Employee Eligibility 1

•	Reenrollment 1
Making Contributions to the Plan    2

•	Plan Contributions 2

•	Allocation of Contributions 3

•	IRS Nondiscrimination Rules 3

•	Rollovers 3

•	Plan Salary 4
Investing Your Account    5

•	Investment of Contributions 5

•	Valuation of Accounts 5

•	Reporting to Members 5
Vesting    6
Making Withdrawals from Your Account    7

•	While Employed 7

•	Upon Termination of Employment 8

•	Upon Disability 9

•	Upon Death 9
Borrowing from Your Account    10

•	Loans 10
Plan Limitations    11
Leave of Absence    12
Other Information    13

•	Top Heavy Information 13

•	Benefit Claims Procedure 13

•	Qualified Domestic Relations Orders (QDRO’s) 14

•	Plan Expenses 14

•	Statement of ERISA Rights 15
Plan Information    16

DETERMINING YOUR ELIGIBILITY

Determining Your Eligibility

Employee Eligibility
You will be eligible for membership in the Plan on the first day of the month coinciding with or next following your date of employment. Your employer will notify you of your right to become a Member when you first become eligible and will furnish you with an enrollment application.
You will be eligible to receive employer contributions on the first day of the month coinciding with or next following the date you complete one year of service.
In order for you to complete one year of service, you must complete at least 1,000 hours of employment in a 12 consecutive month period. The initial eligibility period is measured from your date of employment.
In counting hours you will be credited with an hour of employment for every hour you have a right to be paid. This includes vacation, sick leave, jury duty, etc. and any hours for which back pay may be due.
Notwithstanding the above, the following groups of employees are not eligible for membership in the Plan:
•Short term employees.
Short term employees are those that are precluded from participation by a written agreement.
After you meet the Plan's eligibility requirements and your completed enrollment form is received by the Plan Board, you will be enrolled in the Plan. Your participation will continue until the earlier of (a) your termination of employment and payment to you of your entire account or (b) your death.

Reenrollment
If you terminate employment and are subsequently reemployed by the same or another participating employer, you will be eligible for immediate reenrollment, subject to applicable break-in service rules.

MAKING CONTRIBUTIONS TO THE PLAN

Making Contributions to the Plan

Plan Contributions
Employee – You may elect to make a pre-tax and/or after-tax contribution of 1% to 50% (in 1% increments) of Plan Salary (see the "Plan Salary" section of this Summary). You may also elect all or a portion of your employee contributions to be designated as Roth elective deferrals. Unless stated otherwise, Roth elective deferrals will be treated as elective deferrals for all purposes under the Plan.
You may change the rate at which you are contributing one time in any reporting period, including Roth deferrals. You may also suspend your contributions one time in any reporting period, but suspended contributions may not subsequently be made up.
Employer – Your employer will make a contribution based on the amount you contribute in accordance with the following schedule:

   (i) 100% during the 2nd and 3rd years of employment
   (ii) 150% during the 4th and 5th years of employment
   (iii) 200% upon completion of five or more years of
      employment.
This percentage rate applies to the first 3% of your Plan Salary (see the "Plan Salary" section of this Summary).

In addition, your employer may, in its sole discretion, make a profit sharing contribution to the Plan. You will be eligible to receive a profit sharing contribution if you are employed on the last day of the plan year for which the profit sharing contributions are being made to the Plan by your employer.
Please refer to the "Making Withdrawals From Your Account" section of this Summary to determine if there are any restrictions on employer contributions on account of a withdrawal.
Catch-up Contributions – All employees who are eligible to make contributions to this Plan and who will reach age 50 before the end of a calendar year will be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Internal Revenue Code. If you are eligible to make catch-up contributions, you may designate such catch-up contributions as Roth elective deferrals.
The maximum catch-up contribution for 2012 is $5,500 (as indexed in the future). The amount, if any, of your elective deferrals which will be characterized as catch-up contributions will be determined at the end of the Plan Year based upon the statutory limits and plan limits in effect for the Plan Year.
There are several ways in which a contribution could be characterized as a catch-up contribution, as illustrated in the following examples. Assume that the Member is over age 50 in each example:

Example 1: Suppose your annual salary is $125,000 and you contribute 15% of your Plan Salary to the Plan (as permitted under the terms of the Plan) for each contribution reporting period in 2012. At the end of the Plan Year, you will have contributed $18,750 to the Plan. Because this amount exceeds the statutory limit on elective deferrals ($17,000 in 2012), the excess ($1,750) will be treated as a catch-up contribution.
Example 2: Same facts as provided in Example 1, except that your annual Plan Salary is $75,000. In this example, you will have contributed $11,250 to the Plan in 2012 ($75,000 x 15%). Because your contributions do not exceed either the Plan's maximum contribution percentage or the elective deferral limitation ($17,000 in 2012) and no other limitations are impacted, no portion of your contributions is treated as a catch-up contribution.
Example 3: Suppose that your annual Plan Salary is $120,000 in 2012, you earned total compensation of $110,000 in 2011 (making you a Highly-Compensated Employee for 2012), and you contributed $17,000 to the Plan in 2012. Because your $17,000 contribution does not exceed either the Plan's maximum contribution percentage or the elective deferral limit ($17,000 in 2012), there is no catch-up contribution based upon the application of those two limits. However, further assume that the Plan determines that you are required to receive a $6,000 Actual Deferral Percentage ("ADP") refund for 2012. In this scenario, $5,500 of your ADP refund would automatically be recharacterized as a catch-up contribution.

MAKING CONTRIBUTIONS TO THE PLAN

CONTINUED

Allocation of Contributions
Your employer has established a Regular Account, 401(k) Account and Roth Elective Deferral Account for you. All of your contributions and all employer contributions will be allocated to these accounts. The total value of these accounts, including the value of your Rollover Account (see below), represents your interest in the Plan.
Employee – You may allocate all or part of your contributions to your 401(k) Account. Contributions not allocated to your 401(k) Account will be allocated to your Regular Account. If you make Roth Elective Deferrals, a separate account will be established to account for such contributions.
Employer – Employer contributions, other than Profit Sharing contributions, will first be allocated to your 401(k) Account until the total of the employee and employer contributions allocated to your 401(k) Account equals 2% of Plan Salary (see "Plan Salary" section of this booklet). Employer contributions, other than Profit Sharing contributions, in excess of this amount will be allocated to your Regular Account.

IRS Nondiscrimination Rules
If you are a Highly Compensated Employee, a portion of your contributions and/or employer contributions made on your behalf, if any, may have to be returned to you in order to comply with special Internal Revenue Service ("IRS") nondiscrimination rules (see the "Plan Limitations" section of this Summary for other limitations). In general, a Highly Compensated Employee is an employee who:
 (a) was a 5% owner at any time during 2012 or 2011, or
 (b) received annual compensation in excess of $110,000 for 2011.

Rollovers
You may make a rollover contribution of an eligible rollover distribution from any other IRS qualified retirement plan or an individual retirement account ("IRA"). These rollover funds will be maintained in a separate source in which you will have a nonforfeitable vested interest. Please note that you may not rollover money to this Plan prior to satisfying the Plan's eligibility requirements.

Plan Salary
Plan Salary is defined as your basic salary rate reflecting changes occurring during the year.
In addition, any pre-tax contributions that you make as well as pre-tax contributions to a Section 125 cafeteria plan and, unless the employer elects otherwise, Qualified Transportation Fringe benefits as defined under Section 132(f) of the Internal Revenue Code, are included in Plan Salary.
Your Plan Salary for any year may not exceed a specified dollar amount as determined by the IRS each year. This limit is $250,000 for 2012, and is subject to adjustment in accordance with IRS Regulations.

INVESTING YOUR ACCOUNT

Investing Your Account

Investment of Contributions
All contributions are invested at your direction in one or more of the investment funds provided under your Plan in whole percentages. These funds are described in greater detail in your enrollment kit.
Please note that different investment instructions can be provided to the Plan for amounts already accumulated in your account and for future contributions. Certain restrictions may apply. Changes in investment instructions may be made by submitting a properly completed form, by using Pentegra by Phone, the Pentegra Voice Response System or by accessing Pentegra Online at www.pentegra.com. You may access Pentegra by Phone by calling 1-866-633-4015 and pressing 1.
Any changes which are received by Stock Market Closing (usually 4 p.m. Eastern Time) will be processed at the business day's closing price with the exception of any transfers into the International Fund for which there will be a 24-hour delay. Transaction changes received after Stock Market Closing will be processed on the next business day. Your Plan allows for a change of investment allocation on a daily basis.
Investment changes made by submitting a form are effective on the valuation date (see the "Valuation of Accounts" section of this Summary) on which your written notice is processed.
No amounts invested in the Stable Value Fund may be transferred directly to the Short Term Investment Fund. Stable Value Fund amounts transferred to and invested in any of the other funds provided under the Plan for a period of three months may subsequently be transferred to the Short Term Investment Fund upon the submission of a separate Change of Investment form.
If no investment direction is given, all contributions credited to a participant's account will be invested in one of the Target Retirement Funds. The specific Target Retirement Fund selected as your default investment vehicle will be the series with the year that coincides with or next follows the year in which you reach age 65.

Valuation of Accounts
The Plan uses a unit system for valuing each investment fund. Under this system, each participant's share in any investment fund is represented by units. The unit value is determined as of the close of business each regular business day (daily valuation). The total dollar value of a participant's share in any investment fund as of any valuation date is determined by multiplying the number of units to the participant's credit by the unit value of the fund on that date. The sum of the values of the funds you select represents the total value of your Plan account.
NOTE:  If for some reason (such as shut-down of financial markets) the underlying portfolio of any investment fund cannot be valued, the valuation date for such investment fund will be the next day on which the underlying portfolios can be valued.

Reporting to Members
As soon as practicable after the end of each calendar quarter, the Plan will provide you a quarterly statement via the participant website. However, you may still choose to receive paper statements at no additional cost. This statement provides information about your account including its market value in each investment fund. Activity for the quarter is reported by investment fund and contribution type.

VESTING

Vesting

Vesting is the process under which you earn a non-forfeitable right to the units in your account. You are always 100% vested in any contributions you make to the Plan, including Roth elective deferrals. In other words, you will not give up any units based on your own contributions when you terminate employment.
Your employer has also provided that you are immediately 100% vested in any matching contributions credited to your account.
With respect to any profit sharing contributions credited to your account, the following schedule will dictate when vesting will occur:

   Years of Employment   Vesting Percentage
   0-2 0%
   3 or more years 100%
You will also become 100% vested in the profit sharing contributions and earnings thereon credited to your account upon your death, approved disability or upon reaching the Plan's normal retirement age while employed with this employer.
If you terminate employment with this employer prior to completing three Years of Employment, you will forfeit all of the profit sharing contributions and earnings thereon credited to your account. However, if you are reemployed by this employer prior to incurring five consecutive 1-year breaks in service, measured from your date of termination, you are eligible to have the amount of the forfeiture and your corresponding vesting service restored to your account.

MAKING WITHDRAWALS FROM YOUR ACCOUNT

Making Withdrawals from Your Account

While Employed
You may make a total or partial withdrawal of the vested portion of your account by filing the appropriate form with the Plan. A withdrawal is based on the unit values on the valuation date on which a properly completed withdrawal form is received and processed by the Plan. (See the "Valuation of Accounts" section of this Summary).
Under current law, an excise tax of 10% is generally imposed on the taxable portion of withdrawals occurring prior to your reaching age 59½. There are certain exceptions to the 10% excise tax. For example, the 10% excise tax will not apply to withdrawals made on account of separation from service on or after the date you have reached age 55, death or disability.

A.
From the Regular Account:
Not more than one voluntary withdrawal may be made from your Regular Account in a calendar year unless it is limited to your own contributions, if any, made prior to January 1, 1987 ("pre 1987 contributions") without earnings. When you make a withdrawal, you may continue making contributions to the Plan.
When you make a withdrawal, you may continue making contributions to the Plan. However, employer contributions on your behalf will be suspended in accordance with the following:

   Type of Withdrawal   Suspension Period
a. if your withdrawal does not exceed
   the amount of your pre-1987 contributions
   (without earnings) None

b. if your withdrawal exceeds your pre-1987
   contributions without earnings but does not
   exceed the amount of your contributions
   (pre-1987 plus post-1986) and earnings on them 3 months

c. if withdrawal includes any employer contributions
   and/or earnings on them 6 months

No partial withdrawal of less than $1,000 will be permitted unless it is for either the full amount of (a) your own "pre-1987 contributions" without earnings, (b) your own contributions (pre-1987 plus post-1986) and earnings on them or (c) the total vested balance of your Regular Account.

MAKING WITHDRAWALS FROM YOUR ACCOUNT

CONTINUED

B.
From the 401(k) Account:
Not more than one withdrawal may be made from your 401(k) Account in a calendar year.
As required by IRS Regulations, a withdrawal from your 401(k) Account prior to age 59½ or termination of employment can only be made on account of hardship. The existence of an immediate and heavy financial need, and the lack of any other available financial resources to meet this need, must be demonstrated for a hardship withdrawal. The following situations will be considered to constitute an immediate and heavy financial need:
1) Medical Expenses – Medical expenses (other than amounts paid by insurance) incurred by the member as well as the member’s spouse or dependents (other than amounts paid by insurance).

2) Home Purchase – Purchase of a principal residence of the member (mortgage payments are excluded).

3) Educational Expenses – Tuition, including room and board, for the next 12 months of post-secondary education of the member as well as the member’s spouse, children, or dependents.

4) Prevention of Eviction – Prevention of eviction from a member’s principal residence or foreclosure on the mortgage of a member’s principal residence.

5) Funeral Expenses – Burial or funeral expenses for the member’s deceased parent, spouse, children, or dependents.

6) Home Damage – Expenses for the repair of damages to the member's principal residence that would qualify as a tax deductible casualty loss.
You will be required to receive a distribution of the remaining available vested balance, if any, of your Regular Account and your Rollover Account, if any, prior to making a hardship withdrawal from your 401(k) Account. In no event may the maximum amount of a hardship withdrawal from your 401(k) Account exceed the value of your 401(k) Account as of December 31, 1988 plus the amount of any 401(k) contributions which you make to the Plan on or after January 1, 1989 reduced by the amount of any hardship withdrawals which you make from your 401(k) Account on or after January 1, 1989. No partial withdrawal of less than $1,000 will be permitted unless it is for either (a) the amount necessary to satisfy your hardship or (b) the total vested balance of your 401(k) Account.
If you have designated all or a portion of your elective deferrals to be Roth elective deferrals, then such deferrals may be withdrawn from your Roth Elective Deferral Account. The same rules and restrictions that apply to withdrawals from your 401(k) Account or described above will apply to withdrawals from your Roth Elective Deferral Account. Earnings associated with designated Roth contributions will become taxable upon distribution, if such distribution is made within the 5-tax-year period beginning with the first tax year for which the participant made a designated Roth contribution to the Plan.

C.
From the Rollover Account:
Not more than one withdrawal may be made from your Rollover Account in a calendar year. No partial withdrawal of less than $1,000 will be permitted unless it is for the total balance of your Rollover Account.

D.	From the Profit Sharing Account: You may not make a partial or total withdrawal from your Profit Sharing Account prior to your termination of employment or approved disability.

NOTE: In general, employer contributions credited on your behalf will not be available for in-service withdrawal until such employer contributions have been invested in the Plan for at least 24 months (2 years) or you have been a participant in the Plan for at least 60 months (5 years) or have reached age 59½.

MAKING WITHDRAWALS FROM YOUR ACCOUNT

CONTINUED

Upon Termination of Employment
You may leave your account with the Plan and defer commencement of receipt of your vested balance until April 1 of the calendar year following the later of (i) the calendar year in which you reach age 70½, or (ii) the calendar year in which you retire (unless you are a 5% owner during the year in which you reach age 70½) except to the extent that your vested account balance as of the date of your termination is less than $500, in which case your interest in the Plan will be cashed out and payment sent to you.

Please note that if you leave your account with the Plan and your vested balance is less than $20,000, your account will be assessed an annual administrative fee in the amount of $24.00. If your vested account balance is equal to or exceeds $20,000, no annual administrative fee will be assessed to your account. You may make withdrawals from your account(s) at any time after you terminate employment. You may continue to change the investment instructions with respect to your remaining account balance and make withdrawals as provided above. (See the "Investment of Contributions" section of this Summary).
If your total vested account equals or exceeds $500, you may elect, in lieu of a lump sum payment, to be paid in annual installments with the right to take in a lump sum the vested balance of your account at any time during such payment period. If the actuarial determination of your life expectancy is less than the period you elect, the maximum period over which you can receive annual installments will be the next lower payment period.

Upon Disability
If you are disabled in accordance with the definition of disability under the Plan, you will be entitled to the same withdrawal rights as if you had terminated your employment.
You are disabled under the Plan if you are eligible to receive (i) disability insurance benefits under Title II of the Federal Social Security Act or (ii) disability benefits under any other IRS qualified employee benefits plan or long-term disability plan of your employer.

Upon Death
If you are entitled to a benefit under the plan at the time of your death, your entire account will be payable to your beneficiary. If you are married at the time of your death, your spouse will be the beneficiary of your death benefit (unless your spouse consents in writing to the designation of a different beneficiary).
Your beneficiary can elect from among the benefit payment forms available under the Plan, which include a lump sum distribution, installment payments and life expectancy distributions. Payments to your beneficiary must satisfy the minimum distribution requirements of the Internal Revenue Code in terms of the commencement date and amounts.
Non-spouse beneficiaries who inherit plan assets may roll over their interest into an IRA established by the beneficiary. This allows for the continued tax deferral of accumulation while mandatory distributions are taken over the beneficiary's life expectancy.
Notwithstanding the above, if your account balance is less than $500, the payment will be made to your beneficiary in the form of a lump sum distribution.

BORROWING FROM YOUR ACCOUNT

Borrowing from Your Account

Loans
You may borrow from your Regular Account, 401(k) Account, Roth Elective Deferral Account, Profit Sharing Account and Rollover Account. You may borrow any amount between $1,000 and $50,000 (reduced by your highest outstanding loan balance(s) from the Plan during the preceding 12 months). In no event may you borrow more than 50% of the vested balance of your account.
You may borrow only once in each calendar year from your Regular Account, 401(k) Account, Roth Elective Deferral Account or Profit Sharing Account and once each calendar year from your Rollover Account. Each loan must be for at least $1,000. Your 401(k) Account will first be used for the loan unless you specifically request otherwise. In any event, whichever account you borrow from first, such account must be exhausted before you may borrow any amount from the other account. A loan from your Rollover Account, if you have one, will be considered a separate loan. The amount of your loan will first be deducted from the taxable portion of your account and then from the after-tax portion, if any.
The amount of your loan will be deducted on the valuation date (see the "Valuation of Accounts" section of this Summary) on which the Plan office receives and processes your properly executed Loan Application, Promissory Note and Disclosure Statement. On request, the Plan Administrator will provide you with the application form, or you may access a loan application at www.pentegra.com. The loan will not affect your right to continue making contributions or to receive employer contributions.
Your loan will be deducted proportionately from the funds in which the account (from which you are taking the loan) is invested. Your loan repayments will be credited in accordance with your investment instructions in effect at the time of each repayment.
The rate of interest for the term of the loan will be established as of the loan date, and shall be a reasonable rate of interest generally comparable to the rates of interest then in effect at a major banking institution (e.g., the Barron's Prime Rate [base rate] plus 1%).
Repayments are made through payroll deductions and will be transmitted along with the employer's contribution reports. The repayment period is between one and 15 years for loans used exclusively for the purchase of a primary residence or between one and five years for all other loans, at your option. After three months’ worth of payments have been made, you may repay the outstanding balance of the loan (subject to the terms of your loan document).
As you repay the loan, the principal portion, together with the interest, will be credited to your account. In this way, you will be paying interest to yourself. A $50.00 origination fee and a $40.00 annual administrative fee will be subtracted from your account. The origination fee, plus the first year's administrative fee, will be deducted proportionately from your account at the time of origination. Subsequent annual administrative fees will be deducted from your account.
In the event that you leave employment or die before repaying the loan, the outstanding balance will be due and, if not paid by the end of the calendar quarter following the calendar quarter in which you terminate employment or die, will be deemed a distribution and subject to the applicable tax treatment. However, you may elect upon termination of employment to continue to repay the loan through coupon books directly to the plan office.

PLAN LIMITATIONS

Plan Limitations

Internal Revenue Service requirements impose certain limitations on the amount of contributions that may be made to this and other qualified plans. In general, the annual "contributions" made to a defined contribution plan such as this Plan, in respect of any Member, may not exceed the lesser of (a) 100% of the Member's total compensation or (b) a specific dollar amount, as determined by the IRS each year. The dollar limit is $50,000 for 2012 and is subject to adjustment in accordance with IRS Regulations.
For this purpose, "contributions" include employer contributions and Member contributions. The combined annual Member contributions allocated to a Member's 401(k) Account and, if applicable, Roth Elective Deferral Account may not exceed a specific dollar amount, as determined by the IRS each year. This limit is $17,000 in 2012, and is subject to adjustment in accordance with IRS Regulations. If your employer has another tax-qualified plan in effect, these limits are subject to additional restrictions.
Each Member and beneficiary assumes the risk in connection with any decrease in the market value of his account. The benefit to which you may be entitled when you take a distribution of your account cannot be determined in advance.
As a defined contribution plan, the Plan is not covered by the plan termination insurance provisions of Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA"). Therefore, your benefits are not insured by the Pension Benefit Guaranty Corporation in the event of a plan termination.
The Trustee is empowered to charge against and pay out of the Trust Fund, to the extent not paid by the employers, all proper costs of operation and administration of the Plan, including the expenses and compensation of the Trustee, expenses of the Board and compensation for its agents.
Except as may otherwise be required by applicable law or pursuant to the terms of a Qualified Domestic Relations Order, amounts payable by the Plan generally may not be assigned, and if any person entitled to a payment attempts to assign it, his interest in the amount payable may be terminated and held for the benefit of that person or his dependents.
Membership in the Plan does not give you the right to continued employment with your employer or affect your employer's right to terminate your employment.
Your employer's continued participation is subject to IRS approval and any requirements the IRS may impose.
An employer may terminate its participation in the Plan at any time. In addition, the Board retains the right to terminate the Plan or an employer's participation in the Plan in certain circumstances. If the Plan is terminated or if your employer's participation in the Plan is terminated, there will be no further contributions to the Plan for your account.

LEAVE OF ABSENCE

Leave of Absence
There are four types of approved leaves of absence which may be granted on a uniform basis by your employer while you are a Plan Member.
Type 1    Non‑military leave granted to a Plan Member for up to one year. During this leave, any supplemental contributions or allocations of forfeitures will continue to be made and Vesting Service will continue to accrue.
Type 2   Non‑military leave granted to a Plan Member for up to one year during which all contributions are discontinued. However, during this leave, Vesting Service continues to accrue.
Type 3   Military leave to a Plan Member during which all contributions are discontinued. However, during this leave, Vesting Service continues to accrue. In addition, the Member must return to the service of his employer.
Type 4   Military leave granted to a Plan Member who is subject to qualified military service pursuant to an involuntary military call-up in the Reserves of the U.S. Armed Services. During this leave, contributions or allocations of forfeitures will continue to be made. In addition, Vesting Service will continue to accrue and any loan repayments may be suspended. To qualify for benefits under Type 4, a Member must return to the service of his employer within 90 days of his discharge from military service.

The following Table will assist you in understanding the Plan’s Leave of Absence provisions as described above.

Type of Leave	Duration	Contributions	Loans	Vesting Service
Non-Military Leave: 1	Up to one year	Will continue to be made (supplemental only)	No effect	Will continue to accrue
Non-Military Leave: 2	Up to one year	Will be discontinued	No effect	Will continue to accrue
Military Leave: 3	Can vary; must return to Employer	Will be discontinued	No effect	Will continue to accrue
Military Leave: 4	Can vary; must return to Employer within 90 days of discharge	Will continue to be made	Repayments may be suspended	Will continue to accrue

OTHER INFORMATION

Other Information

Top Heavy Information
A "top heavy" plan is a plan under which more than 60% of the accrued benefits (account values) are for key employees. Key employees generally include officers and shareholders earning more than $165,000 per year (indexed for cost-of-living adjustments), 5% owners of the Employer, and 1% owners of the Employer earning more than $165,000 per year. If your employer's plan is top heavy for a particular Plan Year, you may be entitled to a minimum employer contribution equal to the lesser of 3% of your Plan Salary or the greatest percentage contributed by the employer for any key employee. This minimum contribution would be offset by the regular contribution made by your employer (See the "Plan Contributions" section of this Summary).
In order to receive the minimum contribution for any Plan Year, you must be employed on the last day of the Plan Year (December 31). If your employer also provides a defined benefit or another defined contribution plan, your minimum benefit may be provided under such plan.

OTHER INFORMATION

CONTINUED

Benefit Claims Procedure
Benefits normally will be paid to Members and Beneficiaries without the necessity of formal claims. You or your Beneficiary(ies), however, may make a request for any Plan benefits to which you believe you may be entitled. Any such request must be made in writing, and it should be made to the President of the Plan. The following claims appeal procedure applies to claims [other than claims for benefits due to Disability].
Your request for Plan benefits will be considered a claim for Plan benefits, and it will be subject to a full and fair review. If your claim for such benefits under the Plan is wholly or partially denied, the President of the Plan shall furnish you or your Beneficiary (referred to below as a “claimant”) or your authorized representative with a written or electronic notice of the denial within a reasonable period of time [generally, ninety (90) days after the President of the Plan receives the claim and furnishes written notice of the extension to the claimant or his authorized representative before the initial ninety (90) day period ends], which sets forth, in an understandable manner, the following information:
•    The specific reason(s) for the denial of the claim;
•    Reference to the specific Plan provision on which the denial is based;
•    A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why that material or information is necessary; and
•    A description of the Plan’s review procedures and the time limits applicable to those procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review.
The claimant or his authorized representative may appeal the President’s decision denying the claim within sixty (60) days after the claimant or his authorized representative receives the President’s notice denying the claim. The claimant or his authorized representative may submit to the Board of Directors of the Plan written comments, documents, records and other information relating to the claim. The claimant or his authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. For these purposes, a document, record or other information is “relevant” to the claim if it:
•    was relied upon the President in making its decision on the claim,

•    was submitted, considered or generated in the course of the President’s making his decision on the claim without regard to whether the President relied upon it in making his decision, or
•    complies with administrative processes and safeguards which are designed to ensure and to verify that decisions on claims are made in accordance with governing Plan documents, whose provisions are applied consistently with respect to similarly-situated claimants.
The Board of Director’s review of the claim and of its denial of the claim shall take into account all comments, documents, records and other information submitted by the claimant or his authorized representative relating to the claim, without regard to whether these materials were submitted or considered by the President in his initial decision on the claim.
The Board of Director’s decision on the appeal of a denied claim shall be made within a reasonable period of time [generally sixty (60) days after the Board of Directors receives the claim and furnishes written notice of the extension to the claimant or his authorized representative before the initial sixty (60) day period ends indicating the special circumstances requiring extension of time and the date by which the Board of Director’s expects to render its decision on the claim]. The Board of Director’s decision will be final and will furnish the claimant or his authorized representative with written or electronic notice of its decision on appeal. In the case of a decision on appeal upholding the President’s initial denial of the claim, the Board of Director’s notice of its decision on appeal shall set forth, in an understandable manner, the following information:
•    The specific reason(s) for the decision on appeal;
•    Reference to the specific Plan provision on which the decision on appeal is based;
•    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and
•    A statement describing any voluntary appeal procedures (including voluntary arbitration or any other form of dispute resolution) offered by the Plan and the claimant’s right to obtain information sufficient to enable you or your beneficiary to make an informed judgment about whether to submit a benefit dispute to the voluntary level of appeal, and a statement of the claimant’s right to bring an action under ERISA Section 502(a).

OTHER INFORMATION

CONTINUED

Qualified Domestic Relations Orders (QDRO’s)
A QDRO is a judgment, decree or order which has been determined by the Plan, in accordance with the procedures established under the provisions of the Plan, to constitute a QDRO under the Internal Revenue Code.
To obtain copies of the Plan’s Model QDRO and QDRO Procedures, free of charge, please contact the Plan Administrator. (Please refer to the “Plan Information” section of this Summary to obtain the Plan Administrator’s address and telephone number).

Plan Expenses
Your Employer may directly pay some of the expenses associated with administering the Plan. However, to the extent not paid by your Employer, the following expenses may be assessed to the Trust: compensation for and expenses incurred by the Trustee in performance of its duties under the Trust, expenses incurred by the Board of Directors in the performance of its duties under the Plan (including reasonable compensation for agents and the costs of services rendered in respect of the Plan), and all other proper charges and disbursements of the Trustee or the Board.

MEMBERS RIGHTS

Statement of ERISA Rights

As a participant of the Plan, you are entitled to certain rights and protection under ERISA which provides that all members shall be entitled to:
•    Examine, without charge, at the Plan Administrator's office or at other specified locations, all plan documents, and copies of all documents filed by the Plan Administrator with the U. S. Department of Labor such as detailed annual reports and plan descriptions.
•    Obtain copies of all plan documents and other plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies.
•    Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each Member with a copy of such summary.
In addition to creating rights for Plan Members, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries", have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you will receive a written explanation of the reason for the denial. As already explained, you also have the right to have your claim reconsidered.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive them, unless such materials were not sent for reasons beyond the Administrator's control. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.
In addition, if you disagree with the Plan Administrator's decision (or lack thereof) concerning the qualified status of a domestic relations order subsequent to the 18 month period described in Section 414(p) of the Code, after you complied with the remedies prescribed by the Plan's QDRO procedures and the Disputed Claims Procedures outlined in the Summary Plan Description, you may file suit in federal court.
If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or, after you have complied with the Disputed Claims Procedure outlined in this Summary Plan Description, you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay such costs and fees (for example, if it finds your claim is frivolous).
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington D.C. 20210.
This Statement of ERISA Rights is required by federal law and regulation.

PLAN INFORMATION

Plan Information

Employer:	Federal Home Loan Bank of Pittsburgh 601 Grant Street Pittsburgh, PA 15219-4455 Telephone Number – (412) 288-3498
Plan Sponsor:
The Plan is sponsored by the –

Pentegra Defined Contribution Plan for Financial Institutions
108 Corporate Park Drive
White Plains, NY 10604

Telephone Number – (914) 694-1300
Pentegra by Phone – (866) 633-4015
Pentegra Online – www.pentegra.com

Plan Identification Number – 13-6321489
Plan Number – 002

Plan Year End – December 31

Plan Administrator:
The Plan Administrator is the President of the Plan whose place of business is the office of the Pentegra Defined Contribution Plan for Financial Institutions. The President is also the person designated as agent for service of legal process. Service of legal process may also be made upon the Plan Trustee.

Board of Directors:
The composition of the Board changes from year to year, but you may refer to the most recent Annual Report (which is sent to your employer) for a current listing of the Board Members and their places of business.

Trustee:	Reliance Trust Company 1100 Abernathy Road NE, Suite 400 Atlanta, GA 30328 Telephone Number – (404) 266-0663
Participating Employers:
Upon receipt of a written request for information regarding whether a particular employer is a member of this multiple employer arrangement, we will provide you with a statement as to whether such employer is a Member and, if so, the employer’s address.

Pentegra Retirement Services
108 Corporate Park Drive
White Plains, NY 10604
(800) 872-3473
www.pentegra.com